IMAX CORPORATION

Exhibit 10.42

NONQUALIFIED RETIREMENT PLAN AGREEMENT

This NONQUALIFIED RETIREMENT PLAN AGREEMENT (the “Retirement Plan”), dated as of June 6, 2017, is between IMAX CORPORATION, a corporation organized under the laws of Canada (the “Company”), and GREG FOSTER, of the City of Los Angeles in the State of California (the “Executive”).

WHEREAS, the Company and the Executive entered into an employment agreement, dated as of September 1, 2016 (the “Employment Agreement”), pursuant to which the Executive serves as CEO, IMAX Entertainment and Senior Executive Vice President, IMAX Corporation; and

WHEREAS, pursuant to the Employment Agreement, the Company agreed to establish a nonqualified defined contribution retirement plan to be created and managed exclusively for the Executive;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto agree as follows (capitalized terms used in this Retirement Plan without definition to have the definitions set forth in the Employment Agreement, a copy of which is annexed hereto as Annex A):

1.    Establishment of the Retirement Plan. The Company hereby establishes the Retirement Plan, which is a nonqualified deferred compensation benefit plan established and maintained for the exclusive benefit of the Executive and his Beneficiaries (as defined in Section 9). The Executive’s rights under the Retirement Plan shall at all times represent an unfunded, contingent and unsecured contractual obligation of the Company. The Executive and his Beneficiaries are an unsecured general creditor of the Company with respect to all obligations owed under the Retirement Plan. Amounts payable under the Retirement Plan shall be satisfied solely out of the general assets of the Company, subject to the claims of its creditors. The Executive and his Beneficiaries will not have any interest in any fund or in any specific asset of the Company of any kind by reason of any amount credited to the Executive under the Retirement Plan, nor shall the Executive or any Beneficiary or any other person have any right to receive any distribution under the Retirement Plan except as, and to the extent, expressly provided herein.

2.    The Account. The Company will maintain an account (the “Account”) on its books and records in the name of the Executive. The Account will be credited with the Contributions provided for in Section 3 and with earnings thereon as provided in Section 4 and will be charged with distributions made to the Executive pursuant to Section 6.

3.    Contributions. During each year of the Term, the Company shall make notional contributions (the “Contributions”) in the form of credits to the Account in an amount equal to the Executive’s Base Salary for such year, with such Contributions to be credited to the Account: (i) in respect of the first year of the Term in a single credit of $1,000,000 promptly following the date hereof; (ii) in respect of the second year of the Term, in a single credit of $1,050,000, to be made no later than January 31, 2018; and (iii) in respect of the third year of the Term, in a single credit of $1,100,000 to be made no later than January 31, 2019, for an aggregate amount of $3,150,000 (the “Aggregate Contribution”, with each of the three dates specified above a “Contribution Date”); provided, however, that the Company shall not be required to make any further Contributions pursuant to this Section 3 following the date of the Executive’s Separation from Service in the event that, before the end of the Term, the Company terminates the Executive’s employment for Cause or the Executive resigns his employment without Good Reason. If, prior to the expiration of the Term, the Executive incurs a Separation from Service by reason of the Company’s termination of the Executive’s employment without Cause, or as a result of his resignation for Good Reason, then, in the event that the Aggregate Contribution has not yet been made to the Retirement Plan as of the date of the Executive’s Separation from Service, then (i) the Contribution for the year in which the Separation from Service occurs (the “Termination Year”) will be made if it has not been made already; and (ii) on the next Contribution Date (if any) the Company will credit the Account as follows:

(x) if the Executive’s Separation from Service occurs before July 2 of the Termination Year, the Account will be credited with the Contribution scheduled to be made on such next Contribution Date reduced by an amount equal to the Executive’s Base Salary as of his Separation from Service multiplied by a fraction, the numerator of which is 12 minus the number of whole months elapsed from July 2 of the preceding year until the date of the Executive’s Separation from Service and the denominator of which is 12; and

(y) if the Executive’s Separation from Service occurs on or after July 2 of the Termination Year, the Account will be credited with the Contribution scheduled to be made on such Contribution Date plus an additional amount equal to a fraction, the numerator of which is the number of months elapsed from July 2 of the Termination Year until the date of the Executive’s Separation from Service and the denominator of which is 12;

provided, however, that in no event shall the total amount credited to the Account pursuant to this Section 3 exceed the Aggregate Contribution.

4.    Rate of Return. The Company shall periodically adjust the value of the Account to reflect the total cash value of a hypothetical Northwestern Mutual Universal Life Corporate Owned Life Insurance (COLI) policy on the life of the Executive (the “Notional COLI Policy”) assumed to have been purchased on January 1, 2017 and determined using the following assumptions: (i) contributions are made to the Notional COLI Policy by the Company in the amounts and at the times provided for in Section 3; (ii) no additional contributions to the Notional COLI Policy and, except as provided for in this Retirement Plan, no withdrawals, whether by loan or otherwise, are made from the Notional COLI Policy; (iii) the Notional COLI Policy is credited with the annually declared interest rate determined by Northwestern Mutual for universal life policies, with a guaranteed interest rate (floor) for the first 20 years of 2.3% and of 2.0% thereafter. The value determined in accordance with clauses (i), (ii) and (iii) of the preceding sentence will be multiplied by 1.10 to determine the Account value as of any date of determination.

5.    Vesting. The Executive shall vest in his interest in the Retirement Plan on the following schedule, subject to his continued employment with the Company:

a.	25% vested on July 2, 2019;

b.	50% vested on July 2, 2022;

c.	75% vested on July 2, 2025; and

d.	100% vested on July 2, 2027;

provided, however, that if the Executive incurs a Separation from Service for any reason other than (i) the Company’s termination of his employment for Cause, (ii) the Executive’s resignation without Good Reason or (iii) the Executive’s declining an offer by the Company to renew the Executive’s employment following the expiration of the Term on terms that are not materially less favorable than those set forth in the Employment Agreement, the Executive will be considered 100% vested in his interest in the Retirement Plan as of the date of his Separation from Service.

6.    Payment Schedule. Subject to the other terms and conditions of this Retirement Plan, the Executive’s vested Account balance in the Retirement Plan will be distributed in ten annual installments beginning with a first installment to be made on September 30, 2028 and subsequent installments to be made on September 30 of each of 2029 through 2037 (or in each case, if such date is not a business day, on the next following business day). Each distribution shall equal the Executive’s vested Account balance as of the Executive’s relevant birthday divided by the number of annual distributions remaining to be made (including the distribution in respect of such birthday); for example, the first distribution will equal the Executive’s vested Account balance as of his 66th birthday divided by 10; the second distribution shall equal the Executive’s vested Account balance as of his 67th birthday divided by 9; and so forth. Following each distribution (other than the tenth and final distribution), the remaining balance of the Account will continue to be credited with interest as provided in Section 4. Following the tenth and final distribution, the Executive’s Account balance will be zero.

7.    No Withdrawals or Loans. Except for distributions made in accordance with the terms of the Retirement Plan, the Executive shall have no rights to make withdrawals from, or to borrow against, the Account for any reason.

8.    Death Benefit. Concurrently with the entering into of this Retirement Plan Agreement, the Company has purchased a Northwestern Mutual universal life insurance policy on the life of the Executive and has endorsed in favor of the Executive and the beneficiaries that he designates under such policy a death benefit of $5,500,000, which benefit will be paid to the Executive’s beneficiaries in the event of the Executive’s death before his 66th birthday (the “Death Benefit”). The Company is the owner of such policy, and the Executive’s and his beneficiaries’ interest therein is limited to such endorsed Death Benefit. Without limiting the generality of the preceding sentence, the Company shall have no obligation to contribute to or maintain such policy except to the extent necessary to ensure that the Death Benefit will be paid upon the Executive’s death before his 66th birthday. The Company may in its absolute discretion use the cash surrender value of such policy to fund its obligations to make distributions to the

Executive pursuant to Section 6, but the Company shall have no obligation, and it is expressly agreed that the Executive shall have no right to require the Company, to do so. Payment of the Death Benefit shall be in lieu of any and all other entitlements that the Executive or his Beneficiaries may have under the Retirement Plan, so that, in the event that the Death Benefit becomes payable, the Executive and his Beneficiaries will have no rights to receive distributions pursuant to Section 6.

9.    Designation of Beneficiary. The Executive may designate a beneficiary or beneficiaries (each a “Beneficiary” and collectively the “Beneficiaries”) to receive all or part of the Participant’s payments under the Retirement Plan in the event of the Participant’s death on or after his 66th birthday. (No such payments will be made in the event of the Executive’s death prior to his 66th birthday, as in such case the beneficiaries designated by the Executive pursuant to the policy referred to in Section 8 will receive the Death Benefit.) To designate a Beneficiary, the Executive must complete and submit a designation of beneficiary form with the Human Resources department of the Company. The Executive may revoke or change the designation at any time in accordance with procedures established by the Company.

10.    Nontransferability. The Executive may not assign, sell, garnish, transfer, pledge or encumber his interests in the Retirement Plan, other than as provided in Section 9 (which allows the Executive to designate a Beneficiary or Beneficiaries in the event of his death) or by will or the laws of descent and distribution. This prohibition includes any assignment or other transfer that purports to occur by operation of law or otherwise. During the Executive’s lifetime, payments pursuant to Section 6 shall be made only to the Executive. The terms and conditions of the Retirement Plan are binding on, and shall benefit, the Company and its successors and assigns, and the Executive, his Beneficiaries, heirs, legatees and personal representatives.

11.    Taxes and Withholding. Any vesting, payment or distribution made under the Retirement Plan shall be subject to the Company’s withholding of all required United States federal, state and local and foreign income and employment/payroll taxes, including without limitation Federal Insurance Contributions Act (“FICA”) taxes (Social Security and Medicare), and all such payments or distributions shall be net of such tax withholding. In the discretion of the Company, the Company may accelerate the payment of any amount under the Retirement Plan to the extent necessary to pay (i) any FICA taxes imposed on such amount prior to the scheduled payment thereof and (ii) any income tax withholding imposed as a result of accelerated payment pursuant to the preceding clause (i).

12.    Section 409A.

a.    This Retirement Plan provides for nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (“Section 409A”). The terms of this Retirement Plan are intended to comply with Section 409A and shall be interpreted and administered in accordance with Section 409A. The Company shall not accelerate any payment or the provision of any benefits under this Retirement Plan or make or provide any such payment or benefits if such payment or provision of such benefits would, as a result, be subject to the additional tax imposed by Section 409A. If, in the good faith judgment of the Company, any provision of this Retirement Plan could cause the Executive to be subject to adverse or unintended tax consequences under Section 409A, such provision shall be modified by the Company in its sole discretion to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the requirements of Section 409A. This Section 12(a) does not create an obligation on the part of the Company to modify this Retirement Plan and does not guarantee that the amounts or benefits owed under this Retirement Plan will not be subject to tax, interest and penalties under Section 409A.

b.    Anything in this Retirement Plan to the contrary notwithstanding, each payment of compensation made to the Executive shall be treated as a separate and distinct installment payment from all other such payments for purposes of Section 409A. The actual date of payment pursuant to this Retirement Plan shall be within the sole discretion of the Company. In no event may the Executive be permitted to control the year in which payment occurs.

13.    Governing Law. This Retirement Plan is intended to qualify as a “top hat” plan for purposes of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”). Except to the extent required by ERISA, all matters affecting this Retirement Plan, including the validity thereof, are to be subject to, and interpreted and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

14.    Arbitration. Following the timely and proper exhaustion of applicable internal claims and appeals procedures, any dispute arising under or in connection with the Retirement Plan that cannot be mutually resolved by the Company and the Executive and their respective advisors and representatives shall be settled exclusively by arbitration following the procedures set forth in Section 16 of the Employment Agreement.

15.    Entire Agreement. This Retirement Plan contains the entire agreement and understanding of the parties hereto with respect to the Retirement Plan and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof. All such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder. The Executive acknowledges and agrees that the Company’s performance of its obligations under this Retirement Plan will satisfy in full the Company’s obligations under Section 3(e) of the Employment Agreement.

16.    Amendment; Waiver. Subject to Section 12, this Retirement Plan may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Retirement Plan by the other party (including the failure to insist upon strict compliance with any term, covenant or condition) shall not operate or be construed as a waiver of (i) any other provision of the Retirement Plan, or (ii) any subsequent breach by such party of a provision of the Retirement Plan.

17.    Severability. In the event any provision or part of this Retirement Plan is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Retirement Plan, will be inoperative.

18.    Counterparts. This Retirement Plan, which constitutes an agreement between the Executive and the Company, may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

19.    Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Retirement Plan.

20.    Notices. All notices or communications hereunder shall be in writing, addressed as follows:

if to the Company:

IMAX Corporation

110 East 59th Street

Suite 2100

New York, NY 10022

Attention: Chief Legal Officer

Facsimile:        (212) 371-7584

if to the Executive:

Greg Foster

Address on file with the Company.

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery or overnight courier, upon receipt or (ii) if sent by electronic mail or facsimile, upon receipt by the sender of confirmation of such transmission; provided, however, that any electronic mail or facsimile will be deemed received and effective only if followed, within 48 hours, by a hard copy sent by certified United States mail.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Executive have duly executed this Retirement Plan as of the date first written above.

IMAX CORPORATION

By:	/s/ Carrie Lindzon-Jacobs
Name:	Carrie Lindzon-Jacobs
Title:	Chief Human Resources Officer and Executive Vice President

By:	/s/ Michael Lynne
Name:	Michael Lynne
Title:	Director

GREG FOSTER

/s/ Greg Foster